For information, contact:

Shawn Hoyt
Interim Chief Financial Officer and
General Counsel
Pegasystems Inc.
(617) 866-6136
shawn.hoyt@pega.com

Beth Lewis
Director, Investor and Public Relations
Pegasystems Inc.
(617) 866-6077
beth.lewis@pega.com

Pegasystems Reports Second Quarter Revenue of $29.6 Million

CAMBRIDGE, Mass., August 7, 2006 – Pegasystems Inc. (Nasdaq: PEGA) today announced its second quarter 2006 results, reporting revenue of $29.6 million, an increase of 25% from the second quarter of 2005. Compared to the second quarter of 2005, professional services revenue was up $6.2 million to $16.8 million, primarily due to new license implementations, maintenance revenue grew $0.7 million to $5.9 million, and license revenue decreased $1.1 million to $6.9 million. During the second quarter, the Company also signed agreements with $8.8 million in term license fees expected to be recognized as revenue in future periods as payments become due.

The Company had pre-tax income of $0.2 million in the second quarter of 2006. Cash flow from operations in the second quarter of 2006 increased significantly to $11.8 million, compared to $4.0 million in the second quarter of 2005. The Company ended the second quarter with $126.1 million in total cash and investments. Total expenses increased primarily due to continued investments to support growth in sales and professional services.

Second Quarter 2006 Financial Performance

	Quarter
(In millions, except per share data and percentages)	Q2 2006	Q1 2006	Q2 2005

Total Revenue	$29.6	$27.1	$23.8
License Revenue	$6.9	$6.9	$8.0
% of Total Revenue	23%	25%	34%
Services Revenue	$22.7	$20.2	$15.8
% of Total Revenue	77%	75%	66%
Pre-tax Income (Loss)	$0.2	$(1.6)	$0.5
Provision (benefit) for Income Taxes	$(0.2)	$(0.2)	$0.1
Net Income (loss)	$0.4	$(1.3)	$0.4
Earnings Per Share, Diluted	$0.01	$(0.04)	$0.01

Alan Trefler, Chairman and CEO commented, “During the second quarter Pegasystems continued to experience success selling our BPM solutions. We were selected by thought-leading organizations to optimize critical business processes ranging from new account openings, to global call center operations to infrastructure support. These organizations understand that Pegasystems SmartBPM™ is the only unified rules-based Business Process Management (BPM) software that automates the complete suite of internal and external interaction among people, systems, policies and data.

“The number of our license signings in the first half of the year was double the number in the first half of last year. Our technology, methodology and growing ecosystem of certified partners are helping Pegasystems win business with the organizations that matter most – those who are defining the future of BPM. Our strategy going forward is to continue to expand these strategic relationships and to invest in growing our capacity to support their businesses.”

Shawn Hoyt, General Counsel and interim CFO, commented, “We continue to see strength in customer license signings, with 21 signings in the second quarter versus 14 in the same quarter a year ago and 17 in the first quarter this year. The revenue from some of these license signings will be recognized ratably over the license term. The increasing value of term license signings being recognized ratably over the license term reflects both our success in selling our new software products to existing customers at the time of renewal, and demand from new customers for term licenses.”

The Company is updating its guidance for 2006. The Company now expects revenue for the full year to be between $110 and $120 million. The increase is driven primarily by our results to date and the expectation for increased license revenue combined with continued strength in services revenue. The company’s expectation for profit (loss) before tax remains between $(3) million and $3 million, as the company continues to invest to support growth in sales and professional services. The expected results for 2006 reflect an anticipated cost of approximately $1 million associated with the expensing of stock option grants to employees under FAS123R. The Company now expects cash flow from operations in 2006 to be in the range of $14 to $22 million.

Messrs. Trefler and Hoyt will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on August 8, 2006. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international), passcode 3906090.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section, Audio Archives link.

Forward-Looking Statements
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2006 revenue, profit before tax, stock option expense and cash flow from operations, and our expectations regarding the amount of term license revenue which will be recognized ratably over the life of the contract. The words “anticipate”, “continue,” “expect,” and “will,” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product acceptance and consequently the timing of our license revenue recognition, the level of term software license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services and healthcare markets, historically our core markets, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of August 7, 2006. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to August 7, 2006.

About Pegasystems
Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world’s most sophisticated organizations to Build for Change™.

Pegasystems’ award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing and government markets drive growth and productivity.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share-related data)

	June 30, 2006	December 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$27,862	$21,314
Short-term investments	98,209	93,421

Total cash and short-term investments	126,071	114,735
Trade accounts receivable, net of allowance for doubtful accounts of $365 as of June 30, 2006 and December 31, 2005 .	24,720	25,486
Short-term license installments	24,228	26,537
Prepaid expenses and other current assets	3,274	1,953

Total current assets	178,293	168,711
Long-term license installments, net of unearned interest income	22,297	31,371
Equipment and improvements, net of accumulated depreciation and amortization	2,019	1,947
Computer software for internal use, net of accumulated amortization	1,255	845
Other assets	333	143
Goodwill	2,346	2,346

Total assets	$206,543	$205,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued payroll related expenses	$6,866	$8,197
Accounts payable and accrued expenses	13,091	10,769
Deferred revenue	22,190	18,749
Current portion of capital lease obligation	106	103

Total current liabilities	42,253	37,818
Long-term deferred income taxes	0	510
Capital lease obligation, net of current portion	9	63
Other long-term liabilities	1,543	1,171

Total liabilities	43,805	39,562

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 70,000,000 shares authorized; 35,392,352 and 35,565,918 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	354	356
Additional paid-in capital	117,849	118,968
Stock warrants	107	107
Retained earnings	44,024	46,007

Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(722)	(623)
Foreign currency translation adjustments	1,126	986

Total stockholders’ equity	162,738	165,801

Total liabilities and stockholders’ equity	$206,543	$205,363

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Software license	$6,954	$8,004	$13,855	$18,884
Services	22,669	15,784	42,885	29,134

Total revenue	29,623	23,788	56,740	48,018

Cost of revenue:
Cost of software license	1	87	32	175
Cost of services	12,356	8,045	24,994	15,592

Total cost of revenue	12,357	8,132	25,026	15,767

Gross profit	17,266	15,656	31,714	32,251

Operating expenses:
Research and development	5,682	4,876	11,083	9,903
Selling and marketing	10,173	7,920	19,949	16,853
General and administrative	3,385	2,990	6,022	6,327

Total operating expenses	19,240	15,786	37,054	33,083

Loss from operations	(1,974)	(130)	(5,340)	(832)
Installment receivable interest income	454	567	901	1,131
Other interest income, net	1,314	744	2,428	1,370
Other income (expense), net	404	(700)	648	(1,015)

Income (loss) before provision (benefit) for income taxes	198	481	(1,363)	654
Provision (benefit) for income taxes	(232)	125	(447)	225

Net income (loss)	$430	$356	$(916)	$429

Earnings (loss) per share, basic	$0.01	$0.01	$(0.03)	$0.01
Earnings (loss) per share, diluted	$0.01	$0.01	$(0.03)	$0.01
Weighted average number of common shares outstanding, basic	35,561	35,881	35,567	35,962
Weighted average number of common shares outstanding, diluted.	37,006	36,455	35,567	36,648
Dividends per share	$0.03	—	$0.03	—

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Six months ended
	June 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)....... ......	$(916)	$429

Adjustment to reconcile net income to cash flows from operating activities:
Stock option income tax benefits	(213)	51
Deferred income taxes	(797)	13
Depreciation, amortization, and other non cash items	1,073	837
Loss on disposal of equipment	—	14
Stock-based compensation expense	835	—

Change in operating assets and liabilities:
Trade accounts receivable and license installments	12,152	12,485
Prepaid expenses and other current assets	(1,269)	(250)
Accounts payable and accrued expenses	227	(3,315)
Deferred revenue	3,441	5,501
Other long-term assets and liabilities	350	193

Cash flows from operating activities	14,883	15,958

Cash flows from investing activities:
Purchase of investments	(34,534)	(21,163)
Maturing and called investments	29,375	4,000
Sale of investments	—	12,475
Investment in software, equipment and improvements	(1,297)	(791)

Cash flows from investing activities	(6,456)	(5,479)

Cash flows from financing activities:
Payments under capital lease obligation	(51)	(48)
Excess tax benefit from stock option exercises	213	—
Exercise of stock options	1,173	240
Proceeds from the sale of stock under Employee Stock Purchase Plan	102	240
Repurchase of common stock	(3,481)	(2,353)

Cash flows from financing activities	(2,044)	(1,921)

Effect of exchange rate on cash and cash equivalents	165	(348)

Net increase in cash and cash equivalents	6,548	8,210
Cash and cash equivalents, beginning of period	21,314	20,905

Cash and cash equivalents, end of period	$27,862	$29,115

Supplemental disclosures of cash flow information:

Cash paid during the year to date period for:
Interest Interest	$10	$11
Income taxes	$303	$166